Exhibit 10.3

Management and Marketing Consultancy and Technical Assistance Services Agreement

This Management and Marketing Consultancy and Technical Assistance Services Agreement (this “Agreement”) is made by and between the two parties as set forth below:

(1)	Beijing Watch Data System Co., Ltd. (“Party A”), a wholly foreign owned enterprise organized and existing under the laws of the People’s Republic of China, with its legal address at No. 2, Wanhong West Road, West Ba Jianfang, Dong Zhimen Wai, Chao Yang District, Beijing; and

(2)	Beijing Watch Smart Technologies Ltd. (“Party B”), a company organized and existing under the laws of the People’s Republic of China, with its legal address at No. 4 Courtyard, Jiu Xianqiao Road, Chao Yang District, Beijing.

Both parties through friendly discussions and in conformity with the principles of equality and mutual benefit, have entered into this Agreement as set forth below:

Article 1: Services

1.1	Both parties agree, according to the terms of this Agreement, that Party B shall appoint Party A exclusively to provide the following services:

(a)	providing consulting services regarding the products development, production, marketing promotion, and operations of Party B;

(b)	providing training services for Party B’s personnel;

(c)	according to the requirements for Party B to develop and promote the market, providing the relevant information in relation to the market, industry, customers, and technology;

(d)	provide technical assistance as follows:

(i)	providing testing services for the function and capability of the products of Party B;

(ii)	providing embedding software development tools, including providing relevant equipment, applicable software and technology consulting services;

(iii)	answering Party B’s technical questions, providing technology consulting opinions; and

(iv)	providing services and support for Party B to develop and promote its technologies.

(e)	providing services and support for Party B to constitute the strategy and plan of marketing promotion and development.

1.2	The services shall be provided on demand of Party B from time to time and through the proper and competent staff of and appointed by Party A; both Parties agree, and ensure the staff involved in the detailed services under this Agreement, to keep confidential such detailed services and all relevant information. Both parties agree that Party A’s provision of the services hereunder shall be subject to the availability of its staff and resources.

1.3	Party A has the right to nominate a qualified person as the general manager of Party B to the extent permitted by Chinese laws, who shall be appointed in compliance with applicable Chinese laws and the Articles of Association of Party B.

1.4	Party B shall try its best to assist Party A in completing the work as described above, including but not limited to being responsible for providing related documents, information, and explanations.

Article 2: Term

2.1	The term of this Agreement is 10 years, beginning on the effective date of this Agreement, which term shall be automatically renewed unless otherwise agreed by Party A and Party B. In addition, before this Agreement expires, if Party A demands, then both parties shall enter into a new Management and Marketing Consultancy and Technical Assistance Services Agreement according to the extended term of this Agreement demanded by Party A. Notwithstanding the foregoing, Party A has the right to terminate this Agreement at any time (including prior to expiration of the term hereof), subject to six months’ notice to Party B.

2.2	Party A has the right to terminate this Agreement in the event of a breach by Party B of any transaction agreement specified in Attachment I hereto.

Article 3: Exclusivity

3.1	Party A shall be the exclusive provider for Party B of the services specified under this Agreement. Except with the previous written consent of Party A, Party B shall not accept all or part of any services of the same type as those specified under this Agreement from any third party.

Article 4: Service Fee

4.1	Party A and Party B agree that Party B shall pay the service fee to Party A for the services provided by Party A to Party B as specified under this Agreement. Such fees shall be calculated in accordance with the hourly rates and the actual working time of those staff providing the services under this Agreement, such rates to be from time to time notified by Party A to Party B, provided, that Party A shall reasonably justify rate adjustments by demonstrating cost factors, complexity of the services provided, scarcity of resources or other objective factors, including:

(i)	the extent of, difficulty, depth, and complexity of providing such services;

(ii)	the time spent by Party A’s employees in providing such services;

(iii)	the industrial value and content of such services; and

(iv)	the market reference price of similar services.

4.2	As the service fee is paid quarterly, Party B shall pay the last quarter’s service fee to the bank account designated by Party A within fifteen working days after the beginning of the following quarter. After such payment, Party B shall provide to Party A a copy of the proof of payment by fax or mail.

Article 5: Liabilities for Breach of the Agreement

5.1	If the Party B failed to pay Party A the services fee according to the provisions of this Agreement, it shall pay Party A the compensation equivalent to the 0.02% of the overdue payment each day.

5.2	If the Party A failed to perform its duties according to the provisions of this Agreement,

Party A shall compensate for the loss imposed on Party B as the result of its failure.

Article 6: Amendment of the Agreement

6.1	The terms of this Agreement may be amended through negotiations between the two parties.

6.2	Any amendments to this Agreement must be made by a written agreement signed by both parties. Otherwise, any amendment to this Agreement shall not be binding upon the parties.

Article 7: Governing Law

7.1	The formation, validity, interpretation, execution, amendment and termination, as well as the settlement of disputes, under this Agreement shall all be governed by or construed in accordance with the laws of the PRC.

Article 8: Resolution of Disputes

8.1	Any dispute arising from or in relation to this Agreement between the parties shall be settled through friendly consultations. If no mutually acceptable settlement is reached, any party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”), the arbitration shall be conducted in accordance with the Arbitration Rules of CIETAC in force at the time of such submission, and the place of arbitration shall be Beijing, China. The arbitral award shall be final and binding upon the parties.

Article 9: Miscellaneous

9.1	This Agreement shall become effective upon the signatures and seals by both parties.

9.2	After this Agreement comes into force and is executed, both parties may enter into supplementary agreements in relation to the matters beyond the provisions of this Agreement or new situations relating to the matters addressed by this Agreement. Such supplementary agreements shall constitute inseparable parts of this Agreement, with equal validity and legal effect to this Agreement.

9.3	There are two originals of this Agreement, and each party shall hold one original. Each original shall have equal validity and legal effect to the other.

This Agreement is executed by the following parties on September 6, 2004 in Beijing:

Party A: Beijing Watch Data System Co., Ltd.

Authorized representative:
/s/ Wang Youjun

[Company Seal]

Party B: Beijing Watch Smart Technologies Ltd.

Authorized representative:
/s/ Huang Wenwei

[Company Seal]

Attachment I

List of Transaction Agreements

1.	This Agreement.

2.	The Technology License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

3.	The Copyright License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

4.	The Trademark License Agreement made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.

5.	The Product Supply Contract made between and by Beijing Watch Data System Co., Ltd. and Beijing Watch Smart Technologies Ltd. dated September 6, 2004.